EXHIBIT 10.1.3

           Terms Sheet, Blue Chip Guarantee to Datalinc, Ltd., dated
                                  July 9, 1997


































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                           BLUE CHIP LOAN TO DATALINC
                                 July 9, 1997

In response to Datalinc's request for a $3000,OOO bridge loan, Blue Chip is willing to provide the following:

     1. Loans of up to $300,000 to Datalinc to be advanced by end of July, l997.

     2. Blue Chip will  provide a  guarantee  to  Datalinc's  bank
        - Blue Chip's $300,000 guaranteed loan will be in addition to Datalinc's $900,000 - $1 million outstanding bank loans/ credit line
        - The bank loans supported by Blue Chip's guarantee are "last in first out" loans at the bank.

     3. Blue Chip's guarantee is counter-guaranteed by, John Kolenda and Mark Gianinni on joint and several basis.

     4. Blue Chip's guarantee is to be released on or before October 31, 1997.

     5. Use  of  proceeds:
        -  Monthly operating  expenses
        -  Reduction  of Hughes' obligations
        -  Not pay off bank debt

     6. In exchange for the $300,000 guaranteed advance, Blue Chip Venture Company, will receive an $8,000 Consulting Fee payable October 31, 1997.

     7. If Blue Chip's guarantee is NOT fully discharged on or before October 31, 1997, Blue Chip will receive the following for each full or fraction of a month the guarantee remains outstanding:

        - Monthly Consulting Fees of $3,000 per month to be paid the last day, of each month beginning the last day of November 1997.

        - Warrant to purchase 1/2 of 1% of Thrucomm, Inc. ownership (as Thrucomm Inc. is capitalized pre-new 5-4 financing) for a nominal exercise price exercisable within three vears.

     8.   Datalinc/Thrucomm   will  pay  all  of  Blue  Chip's  legal   expenses
          associated with the guarantee/loans outlined herein, as well as legal expenses associated with the review and modification of Blue Chip's documents related to the S-4.

















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